EXHIBIT 3.2

AMENDED AND RESTATED
PARTNERSHIP AGREEMENT
BY AND BETWEEN
ALLEGHENY VENTURES, INC.
AND
ALLIANCE GAS SERVICES, INC.

ALLIANCE ENERGY SERVICES PARTNERSHIP

ALLIANCE ENERGY SERVICES PARTNERSHIP
AMENDED AND RESTATED PARTNERSHIP AGREEMENT
BETWEEN
ALLEGHENY VENTURES, INC.
AND
ALLIANCE GAS SERVICES, INC.

This Amended and Restated Partnership Agreement ("Agreement") is effective as of November 1, 2001 ("Effective Date"), by and between Allegheny Ventures, Inc., a Delaware corporation ("Allegheny"), and Alliance Gas Services, Inc., a Kentucky corporation ("AGS"), collectively referred to as "Partners" or "Parties", and singularly as "Partner" or "Party."

W I T N E S S E T H:

WHEREAS, Conoco Inc., a Delaware corporation ("Conoco"), and AGS formed a Kentucky general partnership (hereinafter referred to as the "Partnership") pursuant to the Partnership Agreement, effective as of the 1st day of December, 1995 (the "Original Agreement");

WHEREAS, Conoco sold its interest in the Partnership to Allegheny with the consent of AGS; and

WHEREAS, Allegheny and AGS intend to amend and restate the Original Agreement to set forth the provisions for ownership and operation of the Partnership.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter expressed, it is agreed by and between Allegheny and AGS as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following words and terms shall have the meanings here ascribed to them:

"Accounting Period" shall mean a calendar month.

"Affiliate" shall mean, with respect to any Partner hereto, a Person that directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with that Partner.

"Business Purpose" shall mean the purpose set forth in ARTICLE II.A.

"calendar month" shall mean any of the twelve divisions of a Year as determined by the Gregorian calendar.

"calendar quarter" shall mean any of the four divisions of a Year beginning with the months of January, April, July or October.

"Capital Commitment" shall mean any acquisition or improvement that increases the assets and/or the value of the Partnership.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Contributing Partner" shall mean, with respect to a given property, a Partner which contributes such property to the Partnership.

"Effective Date" shall mean the day defined as such in the Preamble.

"Gas" shall mean all natural gas.

"Management Committee" shall mean the committee formed pursuant to ARTICLE VII.

"Net Cash Flow" shall mean the positive cash position described in ARTICLE X.A.1.

"Net Cash Deficit" shall mean the negative cash position described in ARTICLE X.A.1.

"Net Earnings" shall mean the net earnings of the Partnership determined in accordance with generally accepted accounting principles.

"Operating Agreement" shall mean the agreement under which Operator shall operate the Partnership.

"Operating Plan" shall mean the plan developed by the Management Committee to guide the operations under this Agreement for a calendar year.

"Operator" shall mean the Person(s) selected by the Management Committee, and managed by the Partnership Manager, to operate the Partnership.

"Operator Account(s)" shall mean the accounts established and maintained by the Operator(s) in accordance with and subject to ARTICLES IX.E.2. and IX.E.4. of this Agreement.

"Ownership Interest" shall mean those percentages of ownership as set forth at ARTICLE II.E.

"Partnership Account" shall mean the bank account or accounts established and maintained by the Partnership Manager in accordance with and subject to ARTICLE XI.A. of this Agreement.

"Partnership Manager" shall mean the Person responsible for managing the Partnership under the provisions of this Agreement.

"Person" shall mean any individual, partnership, association, trust, corporation or other entity.

"Related Energy Services" shall mean any services provided to customers relative to energy and includes, but is not limited to, gas transportation acquisition and management, volume management, gas storage management, alternate energy supply, electricity supply and various financial arrangements.

"Representative" shall mean the individual designated by each Partner pursuant to ARTICLE VII hereof.

"Tax Basis Capital Account" shall mean the account described in ARTICLE XII.B.2. and maintained on behalf of the Partners.

"Year" shall mean a calendar year.

Unless the context otherwise clearly indicates, words used in the singular include the plural, the plural includes the singular, and the neuter gender includes the masculine and the feminine.

ARTICLE II

INTRODUCTION

A.     Formation and Purposes of the Partnership

The Partners hereby form a general partnership under the provisions of the Kentucky Uniform Partnership Act, KRS 362.150 - .360 (Michie 1995), (hereinafter the "Act"), for the purposes and on the terms and conditions of this Agreement.

The purposes of the Partnership are (a) to own and operate the assets of the Partnership; (b) to purchase, sell and market Gas and Related Energy Services; and (c) to transact any and all other activities as may be necessary, incidental or convenient to carry out the business of the Partnership contemplated herein, and as permitted by the Act.

B.      Name

The name of the Partnership shall be "Alliance Energy Services Partnership".

C.      Principal Place of Business

The principal place of business of the Partnership shall be at:
     Alliance Energy Services Partnership
     9960 Corporate Campus Drive, Suite 2000
     Louisville, KY 40223

D.      Mailing Address
The mailing address of the Partnership shall be:
     Alliance Energy Services Partnership
     9960 Corporate Campus Drive, Suite 2000
     Louisville, KY 40223

E.      Ownership of Partnership
Subject to the terms of this Agreement, each Partner shall have the following Ownership Interest in the Partnership:
          AGS                    50%
          Allegheny               50%

F.      Capital Expenditures
Each Party will pay capital costs of the Partnership on the basis of their Ownership Interest in the Partnership. Each Partner will be allowed the tax deductions, depreciation and amortization associated with its respective Ownership Interest and subsequent contributions, if any.

G. Statement of Partnership Principles
Operation of the Partnership, decisions of the Management Committee, and dealings between the Partners shall be guided by the following principles:
1.      Partnership profits are to come from the marketplace and not at the expense of one Partner to the benefit of the other.

2. Transactions between or among the Partners will be based on fair dealing and equitable treatment.

3. The Partners shall control the matters within the scope of this Agreement except to the extent they are hereinafter delegated.

ARTICLE III
TERM OF PARTNERSHIP AND AGREEMENT

     The Partnership created hereby shall commence on the Effective Date and shall continue in full force and effect until dissolved at any time by mutual agreement of the Parties hereto. Where expressly provided, or necessary to effect the clear intent of the Parties, certain of the terms and provisions of this Agreement shall survive the termination of the Partnership and continue in force and effect for so long as the Parties own interests in properties which were formerly in the Partnership. The admission of new members to the Partnership and the retirement of existing Partners therefrom shall not act to dissolve the Partnership except upon the agreement of all of the Partners to this Agreement. The admission of a new partner requires the consent of all existing Partners. It shall be a condition of admission of any new member to the Partnership that it becomes a signatory to the Agreement.

ARTICLE IV

OBLIGATIONS--LIABILITIES

The obligation and liability of each of the Partners as between themselves and with respect to any and all liabilities and losses in connection with the business of the Partnership shall, except as otherwise provided in this Agreement, be on the basis of their Ownership Interests in the Partnership. In the event of a default hereunder by a Partner, the defaulting Partner does hereby indemnify the other Partner against any loss or liability resulting from such default.

ARTICLE V

INTERESTS OF PARTNERS

A.      Interests of Parties in Partnership

Unless changed by other provisions, all costs and liabilities incurred in operations under this Agreement shall be borne and paid, and all property, equipment and materials acquired in operation of the Partnership shall be owned, by the Partnership.

B.      Ownership of Partnership Property--Record Title

The interests which the Partners initially contribute to the Partnership and those which the Operator acquires on behalf of the Partnership may be held of record in the name of Operator but in such event it is held in trust for the Partnership.

ARTICLE VI

ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A.      Acquisitions in Partnership

Any acquisition approved by the Management Committee shall be handled by the Operator for the benefit of the Partnership.

B.      Sale, Transfer, Etc.

Should a Party desire to sell its interests under this Agreement, it may do so subject to the terms and conditions of ARTICLE XIII.A.

Any sale, transfer, other disposition or encumbrance under this ARTICLE VI by a Party shall not relieve that Party of any duties, obligations or liabilities under this Agreement, whether past, present or future, unless specifically agreed otherwise by the Partners.

ARTICLE VII

MANAGEMENT COMMITTEE

A.      Membership Of The Management Committee

A Management Committee is hereby established to assist and direct the Partnership Manager in managing the affairs of the Partnership. The Management Committee shall be composed of four (4) Representatives, two (2) to be appointed by AGS and two (2) to be appointed by Allegheny. Each Partner shall cast one vote which shall be cast by the Management Committee Representative designated by such Partner. Each Partner may appoint an alternate Representative, who may act without notice to the other Party when the regular Representative is not available. Each Party shall have the right to change its Representative or alternate at any time by notifying the other Party in writing of such change. Allegheny's Representative shall be the first chairman of the Management Committee to initially serve through December 31, 2002, after which time the chairmanship shall alternate between the Parties annually unless otherwise agreed. All matters coming before the Management Committee shall be decided by a unanimous vote, except as otherwise specified herein.

B.      Management Committee Authority

The Partners shall have overall supervision and control of the matters within the scope of this Agreement. However, the Partners do hereby delegate certain functions to the Management Committee. Specifically, the Management Committee shall have the authority with regard to the following matters:

1.      Approval of the Operating Plan for each Year and long-range plans of the Partnership.

2.      Approval of all budgets for each Year.

3.      Review of calendar quarter operating results against the forecast and budget for such period and making any changes in the Operating Plan for subsequent calendar quarters.

4.      Decision whether, and/or when, to expend Partnership funds for capital projects.

5.      Selection of Partnership Manager.

6.      Selection of Operator and the entering into of an Operating Agreement with such Person.

7.      Formulation and issuance of contracting guidelines within which such Operator may act.

8.       [Intentionally omitted].

C.      Borrowings

The Management Committee shall have no authority to create any indebtedness for borrowed money which is payable by the Partnership or to encumber the assets of the Partnership or any Partner in any way, without the unanimous written approval of the Partners.

D.      Management Committee Meetings

The Management Committee shall meet once every calendar quarter with the meeting held in the fourth calendar quarter to approve the Operating Plan and the budgets for the following year. Either Partner may call for additional meetings of the Management Committee by giving not less than five days notice in writing to the other Partner, which notice shall specify the matters to be considered. Meetings shall be held in such locations as the Partners may agree. A written record of each meeting shall be prepared under the direction of the Management Committee Chairman with copies distributed to each Partner as soon as possible after the meeting.

E.      Actions Without A Meeting

Any matter arising under this Agreement (other than approval of the Operating Plan and budgets) may be submitted in writing, or by telephone confirmed in writing, to the Management Committee for consideration and vote without holding a meeting. For any matter so submitted, each Partner shall vote by giving written notice, or by telephone confirmed in writing, of its vote no later than five business days after receipt of such notice.

ARTICLE VIII

OPERATIONS

A.      Employees

The Partnership shall have no employees and all Partnership operations shall be conducted by the Operator for the Partnership under the direction and supervision of the Management Committee and the Partnership Manager as set forth in ARTICLE IX.

B.      Partnership Operation

All operations of the Partnership shall (except as otherwise specifically provided in this Agreement) be conducted pursuant to the terms and conditions set forth in ARTICLE IX and the Operating Agreement.

C.      Prudent Operations

Partnership Manager, in the performance of its obligations and the exercise of its authority undertakes to use its best efforts to conduct all operations as a reasonably prudent manager.

D.      Operator's Employees

The Operator shall determine the use and selection of any employees or contractors and all such employees or contractors shall be and remain the employees of such Operator, or contractors and shall not be employees of the Partnership.

E.      Indebtedness

Neither the Partnership Manager nor the Operator shall have any authority to create any indebtedness for borrowed money which is payable by the Partnership or to encumber the assets of the Partnership, or any Partner in any way, without the unanimous written approval of the Partners.

ARTICLE IX

PARTNERSHIP MANAGER AND MANAGEMENT OF OPERATOR

A.      Designation, Responsibilities, and Authority of Partnership Manager

1.      Designation

     The Partnership hereby designates Allegheny to manage the day-to-day business of the Partnership as the initial Partnership Manager and to take such actions as may be authorized by and necessary to further the purposes of this Agreement, and AGS hereby accepts such designation.

2.      Responsibilities

     Without limiting the generality of ARTICLE IX.A.1. the Partnership Manager shall:
     a)      manage the Operator;
     b)      keep current books containing the name and address of each Partner, their Representatives and alternate Representatives.
     c)      keep correct and complete accounts of all receipts and disbursements, keep the partnership books and records, establish the Partnership's bank account(s) and deposit all monies or other valuable effects in the name and to the credit of the Partnership in such depository banks, trust companies, savings and loan associations or other similar institutions as may be approved by the Management Committee;
     d)      cause the financial statements of the Partnership to be audited by the Partnership's independent certified public accountant when approved by the Management Committee;
     e)      present, whenever required by the Partnership, reports of all financial transactions involving the Partnership hereunder; the Partnership Manager's Financial and Accounting System will be utilized to keep the Partnership books with the Partners each maintaining their respective detail records.
     f)      make, or cause to be made, all statutory and regulatory filings required of the Partnership, including without limitation, all permit applications, when authorized by the Management Committee;
     g)      prepare all Management Committee meeting agendas for the Partnership;
     h)      prepare, or cause to be prepared, and submit to Partnership recommended budgets and forecasts as specified in ARTICLE IX.C., below;
     i)      settle claims by or against the Partnership as such settlements have been previously approved by the Management Committee;
     j)      serve all notices required by the Management Committee;
     k)      assist Partnership to wind up and liquidate the Partnership in the event it is dissolved;
     l)      prepare or cause to be prepared and submitted to the Partnership any reports required by the Management Committee;
     m)      as the Management Committee may, from time-to-time, direct, negotiate and execute agreements on behalf of the Partnership;
     n)      make Partnership cash distributions to the Partners and cash calls from the Partners as authorized in this Agreement;
     o)      pay Operator any necessary cash advances as authorized in this Agreement;
     p)      administer the third-party debt of the Partnership.

     If at any time the Partnership Manager deems that additional funds are required to carry out the Partnership business, the Partnership Manager, by telex or facsimile, shall notify the Partners of the expected funding requirement pursuant to ARTICLE X.A.3. hereof.

3.      Authority

     The Partnership Manager shall have only such authority as is delegated to it by the Management Committee.

4.       [Intentionally omitted]

B.      Resignation or Removal of Partnership Manager and Selection of Successor

1.      Resignation or Removal of Partnership Manager: Partnership Manager may resign at any time by giving written notice thereof to the Partnership. If Partnership Manager terminates its legal existence, is no longer a Partner hereunder, or is no longer capable of serving as Partnership Manager, Partnership Manager shall be deemed to have resigned without any action by the Partnership, except the selection of a successor. Partnership Manager may be removed by the other Partner if Partnership Manager commits repeated and continuing acts of material breaches of material obligations of Partnership Manager hereunder and is unable or unwilling to cure such breaches following notice thereof, or if Partnership Manager becomes insolvent, bankrupt or is placed in receivership. Such resignation or removal shall not become effective until 7 A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Partnership Manager or action by such other Partner to remove Partnership Manager, unless a successor Partnership Manager has been selected and assumes the duties of Partnership Manager at an earlier date. A change of a corporate name or structure of Partnership Manager or transfer of Partnership Manager's interest to any single subsidiary, parent or successor corporation of Partnership Manager shall not be the basis for removal of Partnership Manager.

2.      Selection of Successor Partnership Manager: Upon the resignation or removal of Partnership Manager, the Management Committee shall select a replacement.

C.      Budgets and Forecasts

1.      Preparation of Budgets and Forecasts
The Partnership Manager shall cause to be prepared by the Operator and submitted to the Management Committee, for consideration and review, prior to October 30 of each Year, a proposed budget for the next Year and next three (3) Years, including anticipated outlays and receipts, for the following:
     a)      Capital Commitments and Expenditures
     b)      Operating Expenditures
     c)      Gas Volume and Margin Forecast
     d)      Earnings/Cash Flow Forecast

D.      Approval of Budgets and Forecasts
The budgets and forecasts identified in ARTICLE IX.C. shall be reviewed and may be modified by the Management Committee. The Management Committee shall approve the budgets prior to January 1 of each Year. In the event budget approval is not obtained prior to January 1, Operator shall be permitted to continue to operate as if the prior year's budget were in effect in the current year.

E.      Responsibilities of Operator

Except as otherwise provided herein, any Person(s) acting on behalf of the Partnership as Operator hereunder, shall conduct and direct Partnership operations as permitted and required by, and within the limits of this Agreement and the limits imposed, if any, by the Management Committee. Operator shall be managed by the Partnership Manager, which will see that Operator complies with their obligations hereunder and under the Operating Agreement. Operator shall conduct all such operations in a good and workmanlike manner. Operator shall have no liability as Operator to Partners for losses sustained to or liabilities incurred by the Partnership, except for those attributable to Operator's acts of gross negligence or willful misconduct. Operator shall have all necessary power as set forth in the Operating Agreement to accomplish this responsibility including, but not limited to, the following:

1.      Conduct and supervise operation of the Partnership for purposes of this Agreement in accordance with accepted industry standards and the limitations set forth in this Agreement and the Operating Agreement.

2.      The Operator shall, as a part of its obligations regarding the Operator Account, establish and maintain one or more accounts through which all payments received by or on behalf of the Operator shall be deposited and thereafter disbursed as authorized by this Agreement. Monthly statements with regard to such accounts shall be retained with the records of the Operator. The funds in this account may not be commingled with the funds of the entity comprising the Operator; furthermore, such funds shall not be subject to the liens, encumbrances, or claims of any kind directed against the Operator individually.

3.      Acquire parts, materials, supplies, or other personal property for the operation of the Partnership.

4.      Keep appropriate books and records with respect to the operations hereunder and provide the Management Committee and Partnership Manager with periodic reports, statements and accounts with respect to operations in the form required by the Partnership Manager to prepare Partnership reports on consolidated operations.

5.      Prepare, file, store and maintain in a manner such that they shall be available for periodic inspection by Partnership Manager all contracts, custody transfer documents, and such other records as may be required by laws, rules and regulations of governmental authorities or as may be reasonably requested by Partnership Manager.

6.      Assist the Partnership Manager in the preparation of Operating Plan, budgets, schedules and appropriation requests.

7.      Market the Gas from the operation of the Partnership, bill and collect sales revenues generated thereby and deposit the receipts into the Operator Account.

8.      Purchase gas for the operation of the Partnership and pay invoices generated thereby.

9. Review invoices receiving documents and other requests for payment and approve and timely pay them from the Operator Account.

10.      Provide or obtain the services of personnel who are Operator employees or contracted for by Operator for the safe and efficient operation of the Partnership.

11.      Arrange for professional or technical services whether provided by Operator or others.

12.      Handle all Operator personnel in connection with operation of the Partnership.

13.      Comply with all applicable laws, orders, and lawful regulations and maintain in its own name all necessary permits and licenses. All permits and licenses shall be updated and renewed to avoid violation of law or regulations.

14.      Make monthly excess cash distributions to the Partnership Account as determined and authorized in the Operating Agreement.

15.      Negotiate and enter into agreements on behalf of the Partnership as authorized by the Management Committee.

The Operator shall receive an Overhead Charge for operating the Partnership in an amount of Four Hundred Twenty-Five Thousand Dollars ($425,000) per month payable from the Partnership account at the end of each month for the preceding month through the term hereof. Such monthly amount may be adjusted at any time, at least annually, and may be adjusted with the unanimous consent of the Management Committee. All charges for operating expenses will be made to the Operator Account at Operator actual cost as identified in the operating agreement without profit, all in accordance with the provisions of the Operating Agreement.

F.      Resignation or Removal of Operator and Selection of Successor

1.      Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to the Partnership. If Operator terminates its legal existence, is no longer a Partner hereunder, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by the Partnership, except the selection of a successor. Operator may be removed by the other Partner if Operator commits repeated and continuing acts of material breaches of material obligations of Operator hereunder and is unable or unwilling to cure such breaches following notice thereof, becomes insolvent, bankrupt or is placed in receivership. Such resignation or removal shall not become effective until 7 A.M. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice of resignation by Operator or action by such other Partner to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. A change of a corporate name or structure of Operator or transfer of Operator's interest to any single subsidiary, parent or successor corporation of Operator shall not be the basis for removal of Operator.

2.      Selection of Successor Operator: Upon the resignation or removal of Operator, the Management Committee shall select a replacement.

G.      Employees

The number of employees or contractors used by Operator in conducting operations hereunder, their selection, the method of their hire and the hours of labor and the compensation for services performed shall be the decision of Operator. Employees of the Partners will continue to be employees of these entities while being assigned to the Partnership operation. No Party will have authority to hire individuals as direct employees of the Partnership.

H.      Emergency Actions

Without limiting any rights of Operator, whenever any emergency arises which may jeopardize the operation contemplated herein and the action necessary to alleviate such emergency would require approval of the Management Committee, Operator shall have the right and authority to take such action and to spend monies as are necessary to protect lives or property without approval, but shall notify the Management Committee as soon as practical after such action is taken.

I.      Suits and Claims

The Operator shall have the right to settle all suits and claims, to the extent not covered by insurance, arising out of the operations which do not exceed $10,000. Any suit or claim which exceeds $10,000 or is for an undetermined amount shall not be settled without the concurrence of the Management Committee. Any suit or claim which exceeds, or could reasonably be presumed to exceed, $10,000 shall be promptly reported to the Management Committee and the Operator shall cooperate in providing information to facilitate the handling of such suits and claims. Either Party shall have the right to be represented by its own counsel, at its own expense, in the settlement, compromise, or defense of such suits or claims.

ARTICLE X

EXPENDITURES AND DISTRIBUTIONS

A.      Partnership Cash Distributions and Cash Calls

1.      Net Cash Flow or Deficit

     At the end of each calendar quarter, the Partnership's consolidated net cash position for such calendar quarter shall be determined in the following manner:

     a)      Net Earnings, before noncash items such as depreciation and amortization, noncash write offs, and gains and losses on the sale of assets; plus

     b)      proceeds from the sale of assets; minus

     c)      capital expenditures incurred in accordance with this Agreement; minus

     d)      such calendar quarter's proportionate share of principal payments made or scheduled to be made on debt; minus

     e)      such change in cash reserves for future debt service as may be required by the Partnership debt agreements or as the Management Committee may from time to time deem necessary; plus or minus

     f)      such cash requirements necessary for the current period, such as other working capital items and other sources or uses of cash, and for the upcoming period based on the existing working capital position and next period's projected working capital needs of the Partnership or as otherwise modified by the Management Committee, minus

     g)      any cash distributions restriction imposed by debt or other agreements.

     If the above calculation yields a positive cash position, the Partnership is said to have a Net Cash Flow ("Net Cash Flow"). If the above calculation yields a negative cash position, the Partnership is said to have a net cash deficit ("Net Cash Deficit").

2.      Cash Distributions

     Cash distributions shall be distributed by the Partnership as directed by the Partnership Manager.

3.      No Other Distribution

     Except as provided in this ARTICLE or as part of a liquidating distribution as provided in ARTICLE XIII.D of this Agreement, no Partner shall be entitled to withdraw any part of its capital in the Partnership or to receive any other distribution from the Partnership. No Partner shall have the right to receive any property other than cash in liquidation of its interest, unless otherwise unanimously approved by the Management Committee.

4.      Cash Calls

     Unless otherwise agreed by all Partners, each Partner shall be invoiced by Partnership Manager for its proportionate share of the amount of any Net Cash Deficit determined in accordance with ARTICLE X., Section A.1.

     Each Partner shall pay to the Partnership its said proportionate share of such cash calls properly invoiced within fifteen (15) days of such invoice date or as otherwise agreed in writing by all the Partners. Any Partner which fails to pay its share of such cash call on time shall be additionally obligated hereunder to pay interest thereon at an annual rate equal to two (2) percentage points over the prevailing prime rate of Morgan Guaranty Trust Company of New York, but not to exceed the maximum annual rate allowable at law.

B.      Payment Defaults

1.      If any Partner fails or is unable to pay its share of expense within sixty (60) days after rendition of a statement therefor by Partnership Manager, the non-defaulting Partner shall, upon further written notice of not less than ten (10) days to the defaulting Partner, have the following rights:

     a)      to cure the same by advancing the necessary funds, on a proportional basis among the non-defaulting Partners unless otherwise agreed by them, and to recover any such amounts advanced, plus interest thereon at an annual rate equal to six percent (6%) over the prevailing prime rate of Morgan Guaranty Trust Company of New York, but not to exceed the maximum annual rate allowable at law, from all future distributions otherwise payable to such defaulting Partner by the Partnership pursuant to ARTICLE X.A.2.;

     b)      to require the defaulting Partner to sell its Ownership Interest to the non-defaulting Partner(s) within a period of ninety (90) days from such notice unless otherwise agreed by the Partners, for the fair market value of such Ownership Interest agreed to by the Partners within fifteen (15) days, or, in the event that the Partners fail to so agree, the fair market value for such Ownership Interest determined by a nationally recognized independent consulting firm selected by the non-defaulting Partners (the "Appraiser"). The Appraiser shall be given access to all information pertaining to the Partnership as it deems relevant to such determination of fair market value. Any amount owed by the defaulting Partner to the Partnership, plus liquidated damages in an amount equal to two times such amount, plus the costs of the Appraiser, if any, plus interest thereon at an annual rate equal to six percent (6%) over the prevailing prime rate of Morgan Guaranty Trust Company of New York but not to exceed the maximum annual rate allowable at law, shall be paid by the defaulting Partner to the Partnership upon closing of the sale and, at the option of the non-defaulting Partner(s), may be deducted from the sale price otherwise payable to the defaulting Partner hereunder; or

     c)      to cause the Partnership to be dissolved pursuant to ARTICLE XIII.

ARTICLE XI

FINANCIAL MATTERS

A.      Partnership Account

The Partnership Manager shall establish the Partnership Account on behalf of the Partnership through which all payments received by or on behalf of the Partnership shall be deposited and thereafter disbursed as authorized by this Agreement. Monthly statements with regard to such accounts shall be retained with the records of the Partnership. The funds in this account shall remain independent and not be commingled with the funds of the entity comprising the Partnership Manager or Operator nor shall such funds be subject to the liens, encumbrances or claims or any kind directed against the Partnership Manager or Operator individually. Any cash in excess of requirements existing in the Partnership Account on any business day shall be invested in overnight or other interest bearing funds.

B.      Books and Records

The financial books and records of the Partnership shall be kept and maintained by the Partnership Manager in accordance with generally accepted accounting principles consistently applied, and each Partner, or its designee, shall have access to such records and shall be entitled to examine or copy them at its sole expense, from time-to-time, during ordinary business hours. Both the financial and tax books and records of the Partnership for a fiscal Year shall be retained by the Partnership Manager for the minimum period necessary to comply with (a) the Federal record retention requirements of Section 6001 of the Code and the regulations thereunder, or any successor requirements thereof, and (b) any applicable state and local record retention requirements.

     -     The books and records of the Partnership shall be maintained or caused to be maintained by the Partnership Manager on a basis consistent with the Partnership's accounting for tax purposes and for financial reporting purposes.

     -     The accrual method of accounting shall be adopted by the Partnership.

C.      Fiscal Year

The fiscal year of the Partnership shall end on December 31.

D.      Financial Statements

1. Unless otherwise determined by the Management Committee, the Partnership Manager shall prepare or cause to be prepared the consolidated monthly and annual financial statements as specified in ARTICLE XI.D.2. below. Such statements shall be prepared in accordance with generally accepted accounting principles consistently applied. The Partnership Manager shall submit copies of such statements to each of the Partners as soon as practicable (but not later than thirty (30) days in the case of monthly financial statements) after the end of each Month or fiscal year, as the case may be. When requested by the Management Committee, the Partnership Manager shall cause the annual financial statements to be audited by the Partnership's independent certified public accountant, which shall be required to submit copies of its report to each Partner within thirty (30) days after completion thereof (but not later than one hundred twenty (120) days following the close of the relevant year). The Partnership Manager shall also furnish such other financial and support information to each Partner in such detail and with such frequency as such Partner may reasonably require.

2.      Monthly financial statements required by this ARTICLE shall consist of monthly and year to date financial and operating statements, including but not limited to, a balance sheet and statements of income, cash flow, product inventory, changes in the Partners' capital account, and each Partner's share of the Partnership's profits and losses. Annual financial statements required by this ARTICLE shall consist of a balance sheet, statement of profits and losses, statement of the Partners' capital accounts and changes therein for such year, statement of cash flow and a statement reflecting each Partner's share of the Partnership's profits and losses.

E.      Ad Valorem and Related Taxes

Beginning with the first Year after the Effective Date hereof, the Operator shall render for ad valorem taxation all property subject to this Agreement which by law should be rendered for such taxes, and it shall pay all such taxes thereon before they become delinquent. Operator shall pay all tax payments from the Operator Account.

If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless the Parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, the Operator shall pay the tax from the Operator Account, together with any interest and penalty accrued. The Partnership, through action of the Operator, shall pay or cause to be paid all excise, gathering and other taxes imposed upon or with respect to the processing or handling of Gas under the terms of this Agreement.

F.      Insurance

     --     At all times while operations are conducted hereunder, Partnership Manager shall comply and cause the Operator to comply with the worker's compensation laws of the state of operation hereunder; provided, however, that Partnership Manager or Operator may be a self-insurer for liability under said compensation laws. In addition, each Party shall carry or provide insurance in such amount as is sufficient to insure its interests and potential liabilities under this Agreement; such insurance may, in a Party's sole discretion, be in the form of "self-insurance". Notwithstanding insurance coverage, or the sufficiency or lack thereof, all losses and liabilities shall be borne by the Partners hereto and charged to the Partnership Account. Partnership Manager and Operator shall require all contractors engaged in work for the Partnership to comply with the worker's compensation law of the state of operation and to maintain such other insurance as Partnership Manager or the Management Committee may require.

ARTICLE XII

TAXES

A.      Tax Matters Partner

1. Tax Matters Partner. The Partnership Manager is designated as the Tax Matters Partner ("TMP"), as such term is defined in Section 6231(a)(7) of the Internal Revenue Code of 1986, as amended, ("Code"). In the event of any change in the TMP, the Partner serving as TMP at the beginning of a given taxable Year shall continue as TMP with respect to all matters concerning such Year. The TMP and other Partners shall use their best efforts to comply with responsibilities outlined in this section and in Code Sections 6222 through 6233 and 6050K (including any Treasury Regulations promulgated thereunder) and in doing so shall incur no liability to any other Partner. Notwithstanding the TMP's obligation to use its best efforts in the fulfillment of its responsibilities, the TMP shall not be required to incur any expenses for the preparation for, or pursuance of administrative, or judicial proceedings, unless the Partners agree on a method for sharing such expenses.

2. Information Request by TMP. The Partners shall furnish the TMP within two weeks from the receipt of the request with such information (including information specified in Code Sections 6230(e) and 6050K) as the TMP may reasonably request to permit it to provide the Internal Revenue Service with sufficient information for purposes of Code Sections 6230(e) and 6050K.

3. TMP Agreements with IRS. The TMP shall not agree to any extension of the statute of limitations for making assessments on behalf of any other Partner without first obtaining the written consent of that Partner. The TMP shall not bind any other Partner to a settlement agreement in tax audits without obtaining the written concurrence of any such Partner.

Any other Partner who enters into a settlement agreement with the Secretary of the Treasury with respect to any partnership items, as defined by Code Section 6231(a)(3), shall notify the other Partners of such settlement agreement and its terms within ninety (90) days from the date of the settlement.

4. Inconsistent Treatment of Partnership Item. If any Partner intends to file a notice of inconsistent treatment under Code Section 6222(b), such Partner shall, prior to the filing of such notice, notify the TMP of such intent and the manner in which the Partner's intended treatment of a partnership item is (or may be) inconsistent with the treatment of that item by the Partnership. Within one week of receipt the TMP shall remit copies of such notification to other Partners to the Partnership. If an inconsistency notice is filed solely because of a Partner not having received a Schedule K-1 in time for filing of its income tax return, the TMP need not be notified.

5. Communication of Proceedings to Partners. The TMP shall to the extent and in the manner provided by regulations issued pursuant to Section 6223(g) of the Code, keep all Partners informed of all administrative and judicial proceedings for the adjustment at the Partnership level of Partnership items.

6. Requests for Administrative Adjustment. No Partner shall file a request pursuant to Code Section 6227 for an administrative adjustment of partnership items for any Partnership taxable Year without first notifying all other Partners. If all other Partners agree with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Partnership. If unanimous consent is not obtained within thirty (30) days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Partner, including the TMP, may file a request for administrative adjustment on its own behalf.

7. Judicial Proceedings. Any Partner intending to file a petition under Code Sections 6226, 6228, or any other Code Section with respect to any Partnership item, or other tax matters involving the Partnership, shall notify the other Partners, prior to such filing, of the nature of the contemplated proceeding. In the case where the TMP is the Partner intending to file such petition, such notice shall be given sixty (60) days prior to filing to allow the other Partners to participate in the choosing of the forum in which such petition will be filed. If the Partners do not agree on the appropriate forum, then the appropriate forum shall be decided by majority vote. Each Partner shall have a vote in accordance with its Ownership Interest in the Partnership for the Year under audit. If a majority cannot agree, the TMP shall choose the forum. If a Partner intends to seek review of any court decision rendered as a result of such a proceeding such Partner shall notify the other Partners, prior to seeking such review.

B.      Income Tax Compliance and Capital Accounts

1. Tax Returns. The TMP shall prepare and file all required federal, state, and local partnership income tax returns, as well as all sales, use and other excise tax returns. In preparing such returns the TMP shall use its best efforts and in doing so shall incur no liability to any other Partner with regard to such returns. Not less than thirty (30) days prior to the due date (including extensions), but in no event later than September 1, the TMP shall submit to each Partner a copy of the income tax returns as proposed for review.

2. Fair Market Value Capital Accounts. The TMP shall establish and maintain FMV Capital Accounts and Tax Basis Capital Accounts for each Partner. Upon request, the TMP shall submit to each Partner along with a copy of any proposed Partnership income tax return an accounting of its respective FMV Capital Account and Tax Basis Capital Account as of the end of the tax return period.

3. Information Requests. Each Partner agrees to furnish to the TMP not later than sixty (60) days before the return due date (including extensions) such information relating to the operations conducted under this Agreement as may be required for the proper preparation of all such tax returns and capital accounts.

C.      Elections

1. General Elections. For both income tax return and capital account purposes, the Partnership shall elect: (a) to use the maximum allowable accelerated tax method and the shortest permissible tax life for depreciation purposes, (b) to use the accrual method of accounting, (c) to treat all organizational costs of the Partnership as deferred expenses amortizable over a sixty (60) month period pursuant to Section 709(b) of the Code and comparable provisions of state law, (d) to amortize start-up expenditures over a sixty (60) month period pursuant to Section 195(d) of the Code and comparable provisions of state law, and (e) to report income on a calendar Year basis.

2. Other Elections or Consents. Any election other than those referenced above must be approved by the Management Committee.

D.      Capital Contributions and FMV Capital Accounts

1. Capital Contributions. The respective capital contributions of each Partner to the Partnership shall be (a) each Partner's interest in the assets and associated properties contributed to this Partnership, and (b) all other amounts paid by each Partner characterized as contributions or expenses borne by such Partner under this Agreement.

2. FMV Capital Accounts. The FMV Capital Accounts shall be increased and decreased as follows:

                (a)      The FMV Capital Accounts shall be increased by: (i) the amount of money and the fair market value of any property contributed by each Partner, respectively, to the Partnership (net of liabilities assumed by the Partnership or to which the contributed property is subject); (ii)  that Partner's ARTICLE XII.E.1. and E.2. allocated share of Partnership loss and deductions, or items thereof; and (iii) that Partner's share of Code Section 705(a)(1)(B) and (C) items.

                (b)      The FMV Capital Accounts shall be decreased by: (i) the amount of money and the fair market value of property distributed to each Partner (net of liabilities assumed by such Partner or to which the property is subject); (ii)  that Partner's ARTICLE XII.E.1. and E.2. allocated share of Partnership loss and deductions, or items thereof; and (iii) that Partner's share of Code Section 705(a)(2)(B) items and Code Section 709 nondeductible and non-amortizable items.

                (c)      "Fair market value" when it applies to property contributed by or distributed to a Partner or other Partnership property shall be determined by the Management Committee.

E.      Partnership Allocations

1.      Primary FMV Capital Account Allocations. Except as provided elsewhere in this Agreement, each item of income, gain, loss or deduction shall be allocated to each Partner according to such Partner's Ownership Interest at the time such item is realized.

2. Other FMV Capital Account Allocations.

                (a)      Depreciation shall be allocated to each Partner in the ratio of its FMV Capital Account adjusted basis of the underlying depreciable asset;

                (b)      Loss (or simulated loss) upon the sale, exchange, distribution, abandonment or other disposition of depreciable or depletable property, shall be allocated to the Partners in the ratio of their respective FMV Capital Account adjusted basis in the depreciable property;

                (c)      Gain (or simulated gain) upon the sale, exchange, distribution, or other disposition of depreciable or depletable property shall be allocated to the Partners so that the FMV Capital Account balances of the Partners with respect to such property will most closely reflect their respective Ownership Interests;

                (d)      Costs or expenses of any other kind shall be allocated to each Partner in accordance with its respective contribution, or obligation to contribute, to such costs or expenses.

3. Tax Returns and Tax Basis Capital Account Allocations.

                (a)      Unless otherwise expressly provided herein, the allocations of Partnership items of income, gain, loss or deduction for tax return and Tax Basis Capital Account purposes shall be the same as those contained in ARTICLE XII.E.1. and E.2.;

                (b)      Depreciation shall be allocated to each Partner in accordance with its contribution to the adjusted tax basis of the depreciable asset;

                (c)      Any recapture of depreciation or any other item of deduction or credit shall, to the extent possible, be allocated among the Partners in accordance with their sharing of the depreciation or other item of deduction or credit which is recaptured;

                (d)      For Partnership property which has a value in the FMV Capital Accounts which differs from the adjusted tax basis of such property, any tax items relating to such property will be allocated to the Partners in a manner which takes into account the variation between the adjusted tax basis of such property and its FMV Capital Account value under Code Section 704(c).

F.      Termination and Liquidating Distributions

1. Termination. Termination shall occur on the earlier of the events described in Code Sections 708(b)(1)(B) or 708(b)(1)(A).

                (a)      Termination Under Code Section 708(b)(1)(B). Upon termination under Code Section 708(b)(1)(B), each Partner's FMV Capital Account shall be adjusted as provided for in the regulations, Section 1.704-1(b)(2)(iv)(1), and ARTICLE XII. F.3. The distributions provided for in ARTICLE XII.F.2. through F.4. shall be deemed to have occurred, with the Partnership money and properties deemed contributed to a new Partnership, the terms of which are identical to those contained in this Agreement.

                (b)      Termination Under Code Section 708(b)(1)(A). Upon termination under Code Section 708(b)(1)(A), the business shall be wound-up and concluded, pursuant to ARTICLE XIII.D. and the assets shall be distributed to the Partners as described below by the end of such calendar year (or, if later, within ninety (90) days after the date of such termination). The assets shall be valued and distributed to the Partners in the order provided in ARTICLE XII.F.2. through F.4.

2. Reversion. First, all money representing unexpended contributions by any Partner and any property where no interest has been earned in that property under the Agreement by any other Partner shall be returned to the contributor.

3. Balancing. Second, the FMV Capital Accounts of the Parties shall be determined under this section. The TMP shall take the actions specified under this section in order to cause the ratio of the Partners' FMV Capital Accounts to reflect as closely as possible their Ownership Interests. The ratio of a Partner's FMV Capital Account is represented by a fraction, the numerator of which is the Partner's FMV Capital Account balance and the denominator of which is the sum of all Partners' FMV Capital Account balances. Such actions are hereafter referred to as "balancing the FMV Capital Accounts", and when completed, the FMV Capital Accounts of the Partners shall be referred to as being "balanced". The manner in which the FMV Capital Accounts of the Partners are to be balanced under this ARTICLE XII.F.3. shall be determined as follows:

                (a)      The fair market value of all Partnership properties shall be determined and the gain or loss for each property which would have resulted if a sale thereof at such fair market value had occurred shall be allocated in accordance with ARTICLE XII.E.2(b) and (c). If thereafter any Partner has a negative FMV Capital Account balance, that is, a balance less than zero, such Partner shall contribute an amount of money to the Partnership sufficient to achieve a zero balance FMV Capital Account. Any Partner may contribute an amount of money to the Partnership to facilitate the balancing of the FMV Capital Accounts. IF FMV Capital Accounts are not balanced, ARTICLE XII.F.3(b) or (c) shall apply;

                (b)      If all the Partners consent, any money or an undivided interest in certain selected properties shall be distributed to one or more Partners as necessary for the purpose of balancing the FMV Capital Accounts;

                (c)      Unless (b) above applies, an undivided interest in each and every property shall be distributed to one or more Partners in accordance with the ratios of their FMV Capital Accounts;

                (d)       If a property is to be valued under (a) above or distributed pursuant to (b) or (c) above, the fair market value of the property shall be agreed to by the Management Committee. In the event the Management Committee can not reach agreement as to the fair market value of property, the TMP shall cause a nationally recognized independent engineering firm to prepare an evaluation of fair market value of such property.

4. Final Distribution. Third, after the FMV Capital Accounts of the Partners have been adjusted pursuant to ARTICLE XII.F.3. above, all other or remaining property and interest then held by the Partnership shall be distributed to the Partners in accordance with their positive FMV Capital Account balances.

G.      Transfers, Indemnification, and Correspondence

1. Transfers of Partnership Interests. Transfers of Ownership Interests shall be governed by the Agreement. A Partner transferring its interest, or any part thereof, shall notify the TMP in writing within two weeks of such transfer.

2. Indemnification. This Agreement does not include any indemnification provisions to protect Partners against any harm caused by a Code Section 708(b)(1)(B) termination. However, the Partners agree that if any of them makes a sale or assignment of its interest under this Agreement, such sale or assignment shall be structured, if reasonably possible, to avoid causing an Code Section 708(b)(1)(B) termination.

3. Correspondence. All correspondence relating to the preparation and filing of the Partnership's income tax returns and capital accounts shall be forwarded to:

Alliance Energy Services Partnership

c/o Allegheny Ventures, Inc.
800 Cabin Hill Drive - Room 340
Greensburgh, PA 15601

ARTICLE XIII

TRANSFER OF INTEREST AND DISSOLUTION

A.      Transfer Of Interests

1.      Assignment Neither this Agreement nor any portion of a Partner's Ownership Interest may be assigned by a Partner without the written consent of the other Partner which consent shall be based on the nonassigning Partner's sole judgment of the desirability of the proposed assignee as a Partner. Notwithstanding the preceding sentence, a Partner may not assign its Ownership Interest in the Partnership without the written consent of the other Partner if such assignment would constitute a sale or exchange of 50 percent or more of the total interest in partnership capital and profits within a 12-month period as defined in Section 708(b)(1)(B) of the Code.

2.      Right Of First Refusal Subject to ARTICLE XIII.A.1., if a Partner desires to dispose of its Ownership Interest in the Partnership ("Transferring Partner") then it may do so, after first offering the interest to the other Partner who shall have a preferential right to purchase such interest on the same terms offered by a bona fide purchaser ready and able to purchase. The Transferring Partner shall give written notice to the other Partner, at least forty five (45) days prior to the effective date of such disposition, specifying the interest, the price and terms of sale, the identity of the proposed purchaser and attaching a good faith Letter of Intent between the Transferring Partner and the proposed purchaser containing the material terms and conditions of the sale. The other Partner shall have a period of forty (40) days after the receipt of the notice to exercise its option to purchase the interest on the terms and conditions set forth in the Letter of Intent or similar document. The other Partner shall exercise its option by giving written notice to the Transferring Partner within such 40-day period. If the other Partner does not exercise its option within the 40-day period, or after all required government approvals have been received, whichever is later, the Transferring Partner may proceed with the proposed sale. If the Transferring Partner has not completed said sale within 120 days, the preferential right of the other Partner shall be considered as revived and the interest shall have to be reoffered to the other Partner in accordance with the provisions of ARTICLE XIII.A.1.

B.      Withdrawal

Except for matters technically constituting a withdrawal but permitted by ARTICLE XIII.A., a Partner may not voluntarily withdraw from the Partnership without the approval of the other Partner. Such withdrawal shall be on such terms and conditions as the Management Committee may prescribe.

C.      Bankruptcy

If, (a) Partner files a voluntary petition in bankruptcy, is adjudicated a bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a receiver or trustee with respect to any substantial part of its assets, or (b) a receiver or trustee is appointed or an attachment or execution levied with respect to any substantial part of a Partner's assets and the appointment is not vacated or the attachment or execution is not released within thirty (30) days, then the Partnership shall be dissolved pursuant to ARTICLE XIII.D. hereof by the other Partner, if allowed by applicable law. For the purposes of this ARTICLE XIII.C., the term "insolvent" shall mean that such Partner is not paying its debts to the Partnership or others, as such debts become due, or that such Partner is otherwise insolvent within the meaning of Title 11 U.S.C. or other applicable federal bankruptcy law.

D.      Dissolution; Winding Up; Liquidation

1.      Causes Of Dissolution The Partnership shall be dissolved on the happening of any of the following events:

               a)       Occurrence of any contingency which is specified elsewhere in this Agreement as causing dissolution.

               b)      A final determination that the business of the Partnership or the participation therein by a Partner is a violation of law.

               c)      Unanimous agreement of the Partners.

2.     Technical Dissolution The Partners acknowledge that withdrawal (including by transfer), expulsion, or the bankruptcy of a Partner technically may cause a dissolution of the Partnership even though not specified in ARTICLE XIII.D.1.

3.     Right To Continue Business After Dissolution On dissolution of the Partnership, either Partner (except a Partner who withdrew or otherwise caused a dissolution pursuant to ARTICLE XIII.D. hereof) shall have the right to elect to continue the business of the Partnership under the same name, by themselves, or with any additional Persons they may choose. If both Partners desire to continue the business, but are unable to agree on the terms for continuation of the business, the Partnership shall be liquidated pursuant to ARTICLE XIII.D.5.

4.     Survival Of Provisions The provisions of this Agreement shall survive any termination of this Partnership and/or the termination of any Partner's interest in this Partnership and shall remain binding on the Partners for a period of time necessary to resolve all matters (including, without limitation, Partnership tax returns, election and audits) regarding the federal and any applicable state income taxation of the Partnership.

5.      Winding Up And Liquidation On dissolution of the Partnership, it shall be wound up and liquidated as quickly as circumstances will allow. The assets of the Partnership shall first be applied to satisfy amounts owing to creditors other than Partners and then to satisfy amounts owing to Partners other than for capital and profits.

ARTICLE XIV

COMPLIANCE WITH LAWS AND REGULATIONS

A.      Laws, Regulations and Orders

This Agreement shall be subject to the laws of the state of Kentucky to the valid rules, regulations, and orders of any duly constituted regulatory body of said state; and to all other applicable federal, state, and local laws, ordinances, rules, regulations, and orders.

B.      Governing Law

THIS AGREEMENT AND ALL MATTERS PERTAINING HERETO, INCLUDING, BUT NOT LIMITED TO, MATTERS OF PERFORMANCE, NONPERFORMANCE, BREACH, REMEDIES, PROCEDURES, RIGHTS, DUTIES AND INTERPRETATION OR CONSTRUCTION, SHALL BE GOVERNED AND DETERMINED BY THE LAW OF KENTUCKY.

C.      Regulatory Agencies

Nothing herein contained shall grant, or be construed to grant, Partnership Manager the right or authority to waive or release any rights, privileges, or obligations which any Partner may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations.

ARTICLE XV

MISCELLANEOUS

A.      Indemnity

1.      Obligations of Partner

     In addition to such other indemnity obligations as are expressly set forth in this Agreement, and superseding ARTICLE XV.A.2. below to the extent that both ARTICLES XV.A.1. and XV.A.2. apply, each Partner hereby indemnifies and hold harmless and agrees to defend each of the other Partners and their affiliates and their directors, officers, employees, and agents and the Partnership from and against all claims, loss, damage, demands, liabilities, obligations, or rights of actions, including outside legal fees, which may arise as a result of:

               a.      Breach of this Agreement by the indemnifying Partner;

               b.       Intentional misrepresentation by the indemnifying Partner;

               c.      Anything done or omitted to be done through the gross negligence or willful misconduct of the indemnifying Partner or of its officers, directors, employees or agents;

               d.      Any action by the indemnifying Partner or any of its officers, directors, employees or agents whose services have not been specifically contracted for by the Partnership, which action has not been authorized or approved by the Management Committee or which binds the Partner beyond the Business Purpose of the Partnership as defined in this Agreement.

               e.      Any claims brought by third parties against the other Partners or their affiliates or the Partnership as a result of any activity engaged in by the indemnifying Partner outside the Business Purpose of the Partnership or the ordinary course of business of the Partnership.

2.      Cross Indemnifications

     To the extent not covered by applicable insurance carried by or for the Partnership, each Partner agrees to defend, indemnify and hold harmless each other Partner and its affiliates and their directors, officers, employees and agents from any loss or expense, including outside legal fees, in excess of the indemnified Partner's Ownership Interest share thereof arising out of or resulting from any claim, liability, demand, judgment or other obligation against the indemnified Partner, including negligence of the indemnified Partner, through the ordinary course of business of the Partnership or by reason of its being a party to this Agreement and a Partner in the Partnership, except as provided otherwise in ARTICLE XV.A.1. above. It is not the intent of the Partners to release from liability any third party with whom the Partnership contracts for gas or services. The indemnification provisions hereof are not made for the benefit of any person or entity other than the Partners, their affiliates, and their officers, director, employees, and agents.

3.      Partnership

     Partnership shall release, indemnify and hold harmless Partnership Manager and its affiliates and their respective officers, directors, agents and employees, from and against all fines, penalties, assessments, claims, demands, damages and causes of action including attorneys fees (to the extent such fines, penalties, assessments, claims, demands, damages and causes of action are not satisfied by insurance required to be carried pursuant to this Agreement) for any violation or alleged violation of any laws, statutes, rules or regulations of any governmental body, and for injury to or death of any persons and loss or damage to any property, in any way arising out of, in connection with, or incident to the design, engineering, construction and/or testing of the Partnership by Partnership Manager or its affiliates or their respective officers, directors, employees or agents in connection with the services rendered hereunder; provided, however, that Partnership shall not be required to release, indemnify or hold harmless Partnership Manager or its affiliates or their respective officer, directors, agents or employees from liability in any way arising out of, in connection with or incident to gross negligence, recklessness or willful misconduct of Partnership Manager or its affiliates or their respective officers, directors, employees or agents, or from liability to Partnership Manager's employees or its affiliates' employees.

4.      Partnership Manager

     Partnership Manager shall release, indemnify and hold harmless Partnership, the Partners and each Partner's affiliates and their respective officers, directors, agents and employees, from and against all fines, penalties, assessments, claims, demands, damages and causes of action including attorneys fees (to the extent such fines, penalties, assessments, claims, demands, damages and causes of action are not satisfied by insurance required to be carried pursuant to this Agreement) for any violation or alleged violation of any laws, statutes, rules or regulations of any governmental body, and for injury to or death of any persons and loss or damage to any property, in any way arising out of, in connection with, or incident to the Partnership Manager's gross negligence, recklessness or willful misconduct or the gross negligence, recklessness or willful misconduct of its affiliates or of its affiliates or of their respective officers, directors, employees or agents.

5.      Notice

     The indemnified Partner shall promptly give notice to the indemnifying Partner or Partners of any claims, loss, damage, demands, liabilities, obligations or rights of action for which such Partner seeks indemnification.

6.      Settlements

     No Partner, nor the Partnership, which is entitled to indemnification under ARTICLE XV.A., may settle a third party claim which is subject to the indemnification provisions of this ARTICLE without the prior written consent of all Partners responsible for indemnifying such Partner or the Partnership from and against such third party claims.

7.      Survival

     The provisions of and obligations set forth in ARTICLE XV.A. shall survive the termination of this Partnership and/or the termination, in whatever manner, of any Partner's interest under this Agreement.

B.      Notices

All notices authorized or required between the Parties and required by any of the provisions of this Agreement, unless otherwise specifically provided, shall be given in writing by mail or telegram, postage or charges prepaid, or by telex or telecopier and addressed to the Parties to whom the notice is given at the addresses listed below. The originating notice given under any provision hereof shall be deemed given only when received by the Party to whom such notice is directed, and the time for such Party to give any notice in response thereto shall run from the date the originating notice is received. The second or any responsive notice shall be deemed given when deposited in the mail or with the telegraph company, with postage or charges prepaid, or sent by telex or telecopier. Each Party shall have the right to change its address at any time, and from time-to-time, by giving written notice thereof to all other Parties.

ALLIANCE GAS SERVICES, INC.
800 Cabin Hill Drive - Room 340
Greensburgh, PA 15601

ALLEGHENY VENTURES, INC.
800 Cabin Hill Drive - Room 340
Greensburgh, PA 15601

C.      Alternative Dispute Resolution

The Parties will in good faith attempt to promptly resolve any controversy or dispute between the Parties arising out of or relating to this Agreement by negotiation between the Parties. If, after negotiation for a period not to exceed thirty (30) days, the Parties have not resolved the matter, then, at the request of either Party, the Parties will immediately mediate the matter through non-binding mediation at the earliest possible mutually agreed time. In the event the dispute is not resolved by such mediation, then the Parties will discuss the possibility of attempting further resolution of the dispute through another appropriate, non-binding, Alternative Dispute Resolution process such as mini-trial, neutral expert fact finding, or advisory opinion by a single neutral expert. If the Parties do not avail themselves of an Alternate Dispute Resolution process, then any dispute between the Partners arising out of or related to this Agreement shall be decided by arbitration, which shall be done in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and, to the extent consistent with this Agreement, the Federal Arbitration Act (Title 9 United States Code) then in effect; provided, however, that the arbitration shall not be conducted by the American Arbitration Association unless the Partners so agree. Notice of the demand for arbitration shall be filed in writing with the other Party and shall be made within a reasonable time after the dispute has arisen.

Absent the Partners' agreement to the contrary, arbitration proceedings shall be conducted by a panel of three arbitrators. Each Partner shall appoint one arbitrator and the two arbitrators so appointed shall select a third arbitrator. If either Partner fails to appoint an arbitrator within the ten (10) days after demand for arbitration is given, or if the two arbitrators appointed by the Parties fail to appoint a third arbitrator within twenty (20) days after demand for arbitration is given, the Regional Office of the American Arbitration Association for the city in which the arbitration is to be held shall appoint the arbitrator or arbitrators necessary to complete the panel of three arbitrators.

The Partner demanding arbitration shall submit to the arbitration panel in writing the questions to be decided. The jurisdiction of the arbitrators shall be limited to the question or questions so submitted. The Partners agree that the arbitrators, in addition to a final award, may (i) render an interim ruling, including injunction relief, and (ii) assess responsibility for costs and other expenses, including reasonable attorneys' fees and costs incurred by the parties, arising out of or occurring because of the arbitration proceedings. The ultimate award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction. The arbitration shall be conducted in either Houston, Texas, or Louisville, Kentucky, or in such other location as the Parties may agree.

D.      Other Instruments

The Parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may be necessary or convenient to effectuate and carry out the terms and provisions of this Agreement and the business of the Partnership.

E.      Headings

The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matter to be considered in construing the terms and provisions of this Agreement.

F.      Legal Construction

In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal unenforceable provision had never been contained herein.

G.      Counterpart

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original.

H.      Prior Agreements Superseded

Agreement supersedes any prior understanding or written or oral agreements between the Parties respecting the subject matter hereof.

I.      Amendments

This Agreement may be amended or modified by the Partners from time-to-time, but only by a written instrument executed by the Partners.

J.      Confidentiality

All technical and proprietary information furnished by either Partner will be held in confidence by the Partners and will not be disclosed to others without the prior mutual consent of the Partners. This obligation does not apply to information which is required by law or any governmental agency to be disclosed nor to disclosures to parties seeking to acquire some or all of the stock of one of the Partners. Furthermore, this obligation shall not apply to information which now or hereafter becomes part of the public domain through no fault of either Partner, which either Partner can show was in its possession at the time of disclosure, or which either Partner hereafter receives from a third party free of any confidential obligation.

EXECUTED, and made effective as of, the dates first set out above.

                                                       ALLEGHENY VENTURES, INC.

                                                       By:  /s/ Paul M. Barbas
                                                       Name:   Paul M. Barbas
                                                       Title:    President

                                                       ALLIANCE GAS SERVICES, INC.

                                                       By:  /s/ Paul M. Barbas
                                                       Name:   Paul M. Barbas
                                                       Title:   President